Exhibit 10.30

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made and entered into as of March 26, 2019 to be effective as of April 1, 2019 by and between Soligenix, Inc., a Delaware corporation having a place of business at 29 Emmons Drive, Suite B-10, Princeton, NJ 08540 (the “Corporation”), and Richard Straube, MD, an individual (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation and Employee entered into that certain Employment Agreement dated January 6, 2014 (the “Employment Agreement”), pursuant to which the Corporation employed Employee as Senior Vice President and Chief Medical Officer; and

WHEREAS, the Corporation and Employee desire to amend the Employment Agreement in accordance with the terms thereof and upon the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

I.                   AMENDMENT OF EMPLOYMENT AGREEMENT

A.                Section 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

1.       EMPLOYMENT DUTIES

The Corporation engages and employs Employee, and Employee hereby accepts engagement and employment, as Senior Vice President and Chief Medical Officer reporting to the Chief Executive Officer of the Corporation, and shall perform high quality service to the Corporation to direct, supervise and have responsibility for the clinical development efforts of the Corporation, including, but not limited to: (i) directing the clinical research and regulatory strategies of the Corporation; (ii) supporting the clinical development personnel of the Corporation; and (iii) medical monitoring of the Corporation’s ongoing and planned clinical trials and such other activities as may be reasonably requested by the Chief Executive Officer or the Board of Directors of the Corporation. Employee acknowledges and understands that his employment may entail travel on behalf of the Corporation. Employee shall devote at least 20 hours per week to the performance of his duties hereunder.

B.                 Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(a) (i) The Corporation shall pay Employee an annual base salary (“Base Salary”) of one hundred and seventy thousand dollars ($170,000) per annum, payable in accordance with the usual payroll period of the Corporation.

(ii) The Corporation may pay Employee a discretionary annual bonus. The determination whether to pay and the amount of such bonus shall be made upon the recommendation of the Chief Executive Officer and by the approval of the Board of Directors.

C.                 Section 3(e) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(e)       During the Term, Employee shall be entitled up to a maximum of five (5) paid personal days consistent with corporate policy.

Section 3(f) of the Employment Agreement is hereby deleted its entirety.

D.                Section 7(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(b)       Upon termination by the Corporation pursuant to either subparagraph (i) or (iii) of paragraph (a) above or by Employee other than pursuant to subparagraph (iv) of paragraph (a) above, the Employee (or his estate in the event of termination pursuant to subparagraph (i)) shall be entitled to receive the Base Salary unpaid as of the date of termination including any personal days not taken.

E.                 Section 7(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(c)       Upon termination by the Corporation without Just Cause or pursuant to subparagraphs (i), (ii) or (iv) of paragraph (a) above, then the term of the Agreement as set forth in Section 2 hereof shall be deemed to have been terminated as of such date and the Corporation shall pay to the Employee (or his estate in the event of termination pursuant to subparagraph (i)), (A) Base Salary unpaid as of the date of termination, including any personal days not taken, (B) severance equal to his annual rate of Base Salary in effect as of the date of termination payable at said rate in accordance with the Corporation’s payroll practices for a one month period (subject to set-off) (“Severance Pay”). Notwithstanding anything herein to the contrary, the Employee shall not be entitled to the Severance Pay unless he executes and delivers to the Corporation a general release of claims in such form as determined by the Corporation (the “Release”) and such Release becomes effective and irrevocable within sixty (60) days following the date of termination or resignation. Any Severance Pay required under this Section 7(c) shall commence on the first payroll date coincident or immediately following the sixtieth (60th) day following the Employee’s date of termination. Notwithstanding anything herein to the contrary, each payment of Severance Pay shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder. Health benefits will also be maintained for Employee (or his dependents in the event of termination pursuant to subparagraph (i)) by Company during severance period. No unvested options shall vest beyond the termination date, except where previously noted in Section 3(b) or at the discretion of the Stock Option Plan Administrator. For purposes of payments under this Agreement that are subject to (and not exempt from) Section 409A of the Code that are payable upon the Employee’s “termination of employment,” such term shall instead mean “separation from service” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder.

II.                OTHER PROVISIONS INCORPORATED AND UNCHANGED

All other provisions of the Employment Agreement are incorporated herein and shall remain in full force and effect.

III.             EFFECT OF AMENDMENT

The amendments to the Employment Agreement made hereby shall be effective as of the date hereof and on a prospective basis only.

IV.             ENTIRE AGREEMENT MODIFICATION

The Employment Agreement, as amended hereby, contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter hereof which are not set forth herein. No modification hereof shall be valid unless made in writing and signed by the parties hereto.

V.                GOVERNING LAW

This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey without regard to principles of conflict of laws.

VI.             COUNTERPARTS

This Amendment may be executed in any number of counterparts by the parties on separate counterparts, each of which shall, when executed and delivered, constitute an original of this Amendment, but all of which shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any other electronic signature, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year above written to become effective as of April 1, 2019.

SOLIGENIX, INC.

By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D. Chief Executive Officer

EMPLOYEE:

By:	/s/ Richard Straube
Richard Straube, MD

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